EXHIBIT 5.1

June 3, 2019

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, Idaho 83815-9408

Hecla Mining Company

Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel for Hecla Mining Company, a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission and relates to the issuance of up to 19,943,545 shares of common stock of the Company (the “Shares”) available for issuance in connection with the Hecla Mining Company 2010 Stock Incentive Plan (the “Plan”).

In connection with this opinion, I have examined and am familiar with: (1) the Company’s Certificate of Incorporation and Bylaws, as currently in effect; (2) the Plan; (3) the Registration Statement; and (4) such resolutions of the Company’s Board of Directors and other corporate records, documents and instruments as in my opinion are necessary or relevant as the basis for the opinions expressed below.

Based upon and subject to the foregoing, I am of the opinion that when issued, delivered and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and all references to me in the Registration Statement.

Very truly yours,

/s/ David C. Sienko